Turner, Jones & Associates, PLLLC
108 Center Street, North, 2nd Floor
Vienna, VA 22180
703-242-6500
703-242-1600-fax

May 23, 2008

Cyberlux Corporation
4625 Creekstone Drive, Suite 130
Research Triangle Park
Durham, North Carolina 27703

As independent auditors of Cyberlux Corporation we hereby consent to the incorporation of our audit report dated March 28, 2008, relating to the consolidated balance sheet of Cyberlux Corporation as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, and to our review report dated May 15, 2008, relating to the consolidated balance sheet of Cyberlux Corporation as of March 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period then ended, in the Form S-8 of Cyberlux Corporation submitted on May 23, 2008.

/s/ Turner, Jones & Associates, PLLC
Vienna, Virginia May 23, 2008